EXHIBIT 4.2

               FIRST AMENDMENT TO CREDIT AGREEMENT

    This Amendment is made as of this 14th day of March, 1996, by and among INTER-REGIONAL FINANCIAL GROUP, INC., a Delaware corporation (the "Borrower"), the financial institutions that have executed this Amendment (the "Banks") and Norwest Bank Minnesota, National Association, a national banking association, as agent for the Banks (the "Agent").

    The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of June 29, 1995 (the "Credit Agreement"). The Banks have agreed, severally but not jointly, to make loans to the Borrower on the terms and conditions set forth in the Credit Agreement.

    Loans made by the Banks under the Credit Agreement are evidenced by promissory notes dated as of June 29, 1995 executed by the Borrower in favor of each Bank (each, a "Note"). The
Notes mature on June 30, 1997.

    The Borrower has requested that the Banks and the Agent amend certain provisions of the Credit Agreement, and the Banks and the Agent are willing to do so pursuant to the terms and conditions set forth in this Agreement.

    ACCORDINGLY, the parties hereto hereby agree as follows:

    1. Terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

    2. Section 6.3(c) of the Credit Agreement is hereby amended by deleting existing Section 6.3(c) in its entirety and by substituting therefor the following new Section 6.3(c):

    "(c) in addition to any guaranties set forth in Exhibit E, guaranties by the Borrower of indebtedness (including capitalized lease obligations) and operating leases of the Subsidiaries (other than the guaranties permitted by Sections 6.3(d) and 6.3(e)); provided that the sum of the aggregate principal amount of indebtedness guaranteed plus the aggregate amount of all payments under operating leases guaranteed under this clause shall not exceed $6,000,000;"

    3. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.

    4. The Borrower hereby represents and warrants to the Banks as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign,
(ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All  of  the  representations  and  warranties  contained  in
Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

    5. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents shall be deemed to refer to the Credit Agreement as amended hereby.

    6. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, or breach, default or event of default under any Loan Document or other document held by the Agent, whether or not known to the Agent and whether or not existing on the date of this Amendment.

    7. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Banks, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever relating to the Credit Agreement and the other Loan Documents arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

    8. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Agent on demand for all costs and expenses incurred by the Agent in connection with the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

    9.  This  Amendment   may  be   executed  in  any  number  of
counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


INTER-REGIONAL FINANCIAL GROUP, INC.

By   Louis C. Fornetti
     ------------------------------------
     Louis C. Fornetti

Its  EVP and CFO

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as agent

By   Edward Meyer, Jr.
     ------------------------------------
Its  Vice President

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

By   Edward Meyer, Jr.
     ------------------------------------
     Edward Meyer, Jr.

Its  Vice President

FIRST BANK NATIONAL ASSOCIATION

By   Jose Peris
     ------------------------------------
     Jose Peris

Its  Vice President